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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 20, 1998 (except Note 16, as to which the date is June 11, 1998) with respect to the financial statements of U.S. Remodelers, Inc. for the period ended December 31, 1997 and the combined statement of Net Assets Acquired and Liabilities Assumed of Reunion Home Services, Inc. and Kitchen Masters, Inc. (Reunion) at November 23, 1997 and the combined statement of operations related to the net assets acquired and liabilities assumed for the period ended November 23, 1997 in the Registration Statement (Form SB-2 No. 333-_____) and related Prospectus of U.S. Remodelers, Inc. for the registration of 1,610,000 shares of its common stock.


                                                  Ernst & Young LLP


Dallas, Texas
September 30, 1998